Exhibit 2.3

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Waiver”), dated as of October 18, 2024, is entered into by and among Kintara Therapeutics, Inc. (“Kintara”), Kayak Mergeco, Inc., a wholly-owned subsidiary of Kintara incorporated in the State of Delaware (“Merger Sub”), and TuHURA Biosciences, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Kintara, the Company, and Merger Sub (individually referred to as a “Party” and collectively as the “Parties”) have previously entered into that certain Agreement and Plan of Merger, dated April 2, 2024 (as may be amended, modified or supplemented from time to time, the “Merger Agreement”);

WHEREAS, Section 6.21 of the Merger Agreement provides that Kintara will prepare and deliver to the Company prior to the Closing a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Kintara’s good faith, estimated calculation of the Parent Closing Net Cash (as defined in the Merger Agreement), including each component thereof (the “Net Cash Calculation” as of the close of business on the last Business Day prior to the Closing Date) prepared and certified by Parent’s principal financial or accounting officer;

WHEREAS, Section 7.3(c) and (e) of the Merger Agreement provides that the obligation of each Party to effect the Merger and otherwise consummate the transactions contemplated by the Merger Agreement at the Closing is subject to, among other things, receipt by the Company from Kintara of the Net Cash Schedule and further, that the Parent Closing Net Cash shall be not less than the amounts set forth in Annex I of the Merger Agreement;

WHEREAS, Section 7.2(f) of the Merger Agreement provides that as an obligation of each Party to effect the Merger and otherwise consummate the transactions contemplated by the Merger Agreement at the Closing is subject to, among other things, stockholders of the Company representing no less than 50% of the outstanding shares of Company Common Stock on an “as-converted” basis as of immediately prior to the Effective Time have executed and delivered to Kintara Lock-Up Agreements (the “Lock-Up Requirement”);WHEREAS, despite the Company’s attempts to obtain Lock-Up Agreements to satisfy the Lock-Up Requirement, the Company has received Lock-Up Agreements representing approximately 60% of the Lock-Up Requirement (the “Lock-Up Shares”);

WHEREAS, notwithstanding the failure to obtain a number of Lock-Up Agreements to satisfy the Lock-Up Requirement, certain stockholders of the Company who are affiliates of the Company immediately prior to the Merger, will be prohibited from transferring their shares they receive in the Merger until a year after the combined company files its Form 10 information with the Securities and Exchange Commission (the “Restricted Stockholders” and the percentage of shares of Company Common Stock to which such Restricted Stockholders own, the “Restricted Shares”);

WHEREAS, in sum, the Restricted Shares and the Lock-Up Shares would satisfy the Lock-Up Requirement had the Restricted Stockholders signed Lock-Up Agreements;

WHEREAS, the Parties desire to waive the requirement (i) that the Parent Closing Net Cash be not less than the amounts set forth in Annex I of the Merger Agreement and (ii) that the Company satisfy the Lock-Up Requirement;

WHEREAS, the conditions precedent to Closing may be waived pursuant to Section 7.1 of the Merger Agreement upon the written waiver by each of Kintara, Merger Sub, and the Company.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.
Waiver of Parent Closing Net Cash Condition. Each Party hereby waives compliance by Kintara with the Parent Closing Net Cash Requirements set forth in Section 7.3(e) and Annex I of the Merger Agreement as a condition precedent to the Parties’ obligation to effect the Merger.
2.
Waiver of Lock-Up Requirement. Each Party hereby waives compliance by the Company to obtain the Lock-Up Requirement as a condition precedent to the Parties’ obligation to effect the Merger.
3.
Continuing Effect. Except as expressly set forth herein, all of the terms and conditions of the Merger Agreement shall remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, nothing contained herein shall be deemed a waiver of any other provision of the Merger Agreement or as a waiver of or consent to any further or future action on the part of any Party that would require the waiver or consent of another Party.
4.
Counterparts; Choice of Law. This Waiver may be executed in several identical counterparts all of which shall constitute one and the same instrument. This Waiver shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.
5.
Further Assurances. Each of the Parties hereto shall execute and deliver, at the reasonable request of the other Party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other Party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Waiver.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Waiver to be duly executed as of the day and year written above.

COMPANY:

TUHURA BIOSCIENCES, INC.

By: /s/ James A. Bianco

Name: James A. Bianco, M.D.

Title: Chief Executive Officer

KINTARA:

KINTARA THERAPEUTICS, INC.

By: /s/ Robert Hoffman

Name: Robert Hoffman

Title: Chief Executive Officer

MERGER SUB:

KINTARA MERGECO, INC.

By: /s/ Robert Hoffman

Name: Robert Hoffman

Title: President and Secretary

[Signature Page to Waiver Agreement]